Exhibit 99 (1)


                 NIAGARA MOHAWK PURSUING SALE OF NUCLEAR ASSETS
         SALE WOULD CONTINUE COMPANY'S DIVESTITURE OF GENERATING ASSETS

Syracuse, January 28 - Niagara Mohawk Power Corp. (NYSE:NMK) today announced plans to pursue the sale of its nuclear assets, the Nine Mile Point Unit 1 nuclear plant and a 41 percent co-ownership of the Nine Mile Point Unit 2 nuclear plant. The company said it is in discussions concerning a sale but there can be no assurance that a transaction will occur. The company does not plan to make any further announcements on this matter until it signs a definitive agreement or determines not to pursue a sale.

"The decision to pursue a sale of our nuclear assets is in line with our strategic direction of building shareholder value by focusing on our core energy delivery business," said William E. Davis, Niagara Mohawk's chairman and chief executive officer. "We believe the future of Nine Mile Point as a major employer and economic force for our region will be well served by a sale to a buyer interested in pursuing a nuclear strategy."

As a stipulation of a sale, Niagara Mohawk will require any buyer to accept the current collective bargaining agreement with International Brotherhood of Electrical Workers Local 97 and will seek to maximize employment opportunities for the existing workforce. Niagara Mohawk has 1,350 employees at the nuclear plants.

The approval of the Nuclear Regulatory Commission, Federal Energy Regulatory Commission, New York State Public Service Commission, and other regulatory bodies would be required before the conclusion of any sale, a process which would take 12 to18 months after the completion of an agreement with a buyer.
A sale of its nuclear assets would further Niagara Mohawk's divestiture from electricity generation. Niagara Mohawk has reached agreements to sell its hydroelectric and coal facilities. The company is currently pursuing the sale of its oil/gas plants.

Niagara Mohawk is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of Upstate New York. The company also delivers natural gas to more than 500,000 customers over 4,500 square miles of eastern, central and northern New York.

Nine Mile 1 is a 613-megawatt boiling-water reactor. Nine Mile 2, a 1,140-megawatt boiling-water reactor, is co-owned by: New York State Electric and Gas Corp. (18 percent), Long Island Power Authority/LILCO (18 percent), Rochester Gas and Electric Corp. (14 percent), and Central Hudson Gas and Electric Corp. (9 percent). Both plants are operated by Niagara Mohawk and are located in Scriba, 35 miles north of Syracuse.